Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in previously filed Registration Statement on Form S-8, as amended (File No. 333-186566), which was declared effective on February 11, 2013 of our report dated April 15, 2015 relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of Kaya Holdings, Inc. (the “Company”) for the year ended December 31, 2014. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Bongiovanni & Associates, PA

Bongiovanni & Associates, PA

Certified Public Accountants

Plantation, Florida

July 9, 2015